UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 8, 2006

HEALTHMARKETS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14953	75-2044750
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
9151 Boulevard 26, North Richland Hills, Texas 76180
(Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (817) 255-5200
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
HealthMarkets 2006 Management Option Plan
     On May 8, 2006, the board of directors of the Company approved the HealthMarkets 2006 Management Option Plan (the “Plan”) to attract and retain officers and other key employees of the Company and its subsidiaries and to provide to such persons incentives and rewards for superior performance. A total of up to 1,489,741 shares of class A-1 common stock may be issued under the Plan, plus any shares granted pursuant to tandem options (which may be issued under the circumstances contemplated under the Plan and the related form of Nonqualified Stock Option Agreement) to the extent that the options with respect to which the tandem options are granted are not cancelled upon grant of the tandem options.
     As of the date hereof, options granted under the Plan consist of (i) options at an exercise price of $37.00 per share that vest in 20% increments on each of the first, second, third, fourth and fifth anniversaries of the effective date, (ii) options at an exercise price of $37.00 per share that vest 25% on each of the first and second anniversaries of the effective date, 17% on each of the third and fourth anniversaries of the effective date, and 16% on the fifth anniversary of the effective date, provided further that on each such anniversary date certain to-be-determined performance goals have been met, and (iii) options at an initial exercise price of $37.00 per share, which exercise price shall accrete by 10% per year on each of the second through fifth anniversaries of the effective date, and which options vest 25% on each of the first and second anniversaries of the effective date, 17% on each of the third and fourth anniversaries of the effective date, and 16% on the fifth anniversary of the effective date.
     The description of the Plan in this Item 1.01 is qualified in its entirety by reference to the text of the Plan and the form of Nonqualified Stock Option Agreement, which are filed as exhibits to this Form 8-K and incorporated by reference into this Item 1.01.
Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits.

The following exhibits are filed with this report:

Exhibit No.	Exhibit Description

10.1	HealthMarkets 2006 Management Option Plan

10.2	Form of Nonqualified Stock Option Agreement

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
HealthMarkets, Inc.
/s/ Mark D. Hauptman

Mark D. Hauptman
Vice President and Chief Financial Officer
Date: May 12, 2006

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	HealthMarkets 2006 Management Option Plan

10.2	Form of Nonqualified Stock Option Agreement